SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   __________

                               AMENDMENT NO. 2 TO
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                        ELECTRONIC CLEARING HOUSE, INC.
             (Exact name of registrant as specified in its charter)


                   NEVADA                                   93-0946274
  (State  of  incorporation  or  organization)            (IRS  Employer
                                                        Identification  No.)


                730  PASEO  CAMARILLO
                CAMARILLO,  CALIFORNIA                        93010
     (Address  of  principal  executive  offices)          (Zip  Code)


If  this  form  relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [ ]

If  this  form  relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. [X]

Securities  Act  registration  statement file number to which this form relates:

Not  applicable  (if  applicable)
---------------

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

         Title  of  each  class        Name  of  each  exchange  on  which
         to  be  so  registered        each  class  is  to  be  registered
         ----------------------        -----------------------------------

                               None

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

         Preferred  Share  Purchase  Rights      Nasdaq  SmallCap  Market


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ITEM     DESCRIPTION OF SECURITIES TO BE REGISTERED.
         -------------------------------------------

     On September 13, 2004, the Board of Directors of Electronic Clearing House, Inc., a Nevada corporation (the "Company"), authorized and adopted Amendment Number One to Amended and Restated Rights Agreement (the "Amendment"), which is intended to amend certain provisions and exhibits of that certain Amended and Restated Rights Agreement dated January 29, 2003 (the "Restatement"), entered into between the Company and OTR, Inc., an Oregon corporation and stock transfer agent of the Company (the "Company"). The Company and the Rights Agent executed the Amendment on September 27, 2004. The purpose of the Amendment was to, among other matters, adjust the purchase price of the Rights and Second Rights authorized and declared under the terms of the Restatement so that each Right and Second Right could represent a similar economic effect as was intended for such Right and Second Right on January 29, 2003, the date the Restatement was executed.

     The following summary of the principal terms of the Restatement, as amended by the Amendment, is a general description only and is subject to the detailed terms and conditions of the Restatement, as amended.

     A copy of the Restatement may be found as an exhibit to the Company's amended Form 8-A, filed with the Securities and Exchange Commission on February 10, 2003. A copy of the Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

DISTRIBUTION OF RIGHTS

     On September 30, 1996, the Board of Directors (the "Board") of the Company implemented a Rights Agreement between the Company and its stock transfer agent, OTR, Inc. ("Rights Agent"). The purpose of the Rights Agreement was to protect Company shareholders in the event of an unsolicited attempt to acquire the Company for an inadequate price and to protect against abusive practices that do not treat all Company shareholders equally, such as, among others, partial and two tier tender offers, coercive offers, and creeping stock accumulation programs, etc. The Rights Agreement was intended to make the cost of such abusive practices prohibitive and create an incentive for a potential acquirer to negotiate in good faith with the Board. The Rights Agreement was not intended to prevent all unsolicited offers from acquiring the Company.

     On June 11, 2001, the Board authorized a 4:1 reverse split of the Company's Common Stock. On September 11, 2001, the Company's Common Stock began trading post reverse split shares, resulting in 5,447,662 shares outstanding as of that date. Under the terms of the Rights Agreement, a right ("Right(s)") attached to all Common Stock certificates that entitled the shareholder of record, when the Right was exercised, to purchase from the Company, at a price of $0.50, one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the "Preferred Stock"). Each one one-hundredth share of Preferred stock carries with it a bundle of rights. As a result of the September 11, 2001 reverse split, each Right entitled each shareholder of record to purchase four one-hundredths of a Preferred Stock share at a purchase price of $0.50.

     On January 29, 2003, the Board authorized and adopted an Amended and Restated Rights Agreement (the "Restatement") which was a complete restatement of, and superceded, the Rights Agreement. The Company and the Rights Agent executed the Restatement on that date. The purpose of the Restatement was, among other matters, to (i) clarify the effects on each Right of (a) dividends


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payable in common stock, and (b) subdivisions, combinations or consolidations of
Common Stock, as the same had been declared and implemented by the Company prior to the effective date of the Restatement, and (ii) authorize, declare and distribute a second dividend of one preferred share purchase right (the "Second Right") for each share of Common Stock of the Company outstanding on the effective date of the Restatement. The purpose of the Second Right was to provide additional protection to Company shareholders in the event of an unsolicited attempt to acquire the Company for an inadequate price and to protect against abusive practices that do not treat all Company shareholders equally. The Restatement was intended to make the cost of such abusive practices prohibitive and create an incentive for a potential acquirer to negotiate in good faith with the Board. The Restatement was not intended to, and will not, prevent all unsolicited offers to acquire the Company.

     On September 13, 2004, the Board authorized and adopted Amendment Number One to Amended and Restated Rights Agreement (the "Amendment"), which is intended to amend the Restatement to, among other matters, adjust the purchase price of the Rights and Second Rights so that each Right and Second Right could represent a similar economic effect as was intended for such Right and Second Right on January 29, 2003, the date the Restatement was executed. The Company and the Rights Agent executed the Amendment on September 27, 2004.

     All Rights and Second Rights are issued pursuant to, and will be subject to the terms and conditions of, the Restatement, as amended on September 27, 2004.

     Each Right and Second Right, when exercisable, will entitle the registered holder thereof to purchase from the Company four one-hundreds (4/100ths) of a share of the Preferred Stock of the Company (the "Preferred Stock") at a Purchase Price of $2.00 per one one-hundredth (1/100th) of a share of Preferred Stock (the "Purchase Price"), subject to certain adjustments. Notwithstanding this, the Company may also provide for each Right and Second Right, when exercisable, to entitle the registered holder thereof to purchase from the Company, in lieu of shares of Preferred Stock, such number of shares of Common Stock of the Company as will equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-hundredth of a share of Preferred Stock for which a Right or a Second Right, as the case may be, is then exercisable and dividing that product by (y) 50% of the current per share market price of the Company's Common Stock, as determined in accordance with the provisions of the Restatement.

EXERCISE OF RIGHTS

     The Rights and Second Rights will initially be represented by the certificates evidencing the Common Stock and will not be exercisable, or transferable apart from the Common Stock, until the earliest to occur of (the earliest of these dates is referred to as the "Distribution Date"): (i) 10 days following the public announcement that, without prior consent of the Board, a person of group of persons ("Acquiring Person") have acquired 20% of the outstanding Common Stock ("Stock Acquisition Date"), and (ii) at least 10 business days following the commencement of, or the announcement of an intention to make a tender offer for 20% or more the such outstanding Common Stock. As soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date. Such Rights Certificates alone will evidence the Rights and Second Rights, and any Rights and/or Second Rights owned by an Acquiring Person shall become null and void. The final expiration date of all


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Rights  is  September 30, 2006 and all Second Rights is January 29, 2013, unless the Rights and/or Second Rights are earlier redeemed or exchanged by the Company.

ANTI-TAKEOVER PROVISIONS

     Following the Stock Acquisition Date, the Rights and Second Rights would give holders (other than the Acquiring Person, its affiliates and transferees) the right to purchase from the Company, for the Purchase Price, that number of one one-hundredth (1/100th) of a share of Preferred Stock (or Common Stock as described above, or in certain circumstances, cash, property or other securities of the Company) having a market value of approximately eight times the Purchase Price of the Right or Second Right. Notwithstanding any of the foregoing, following the Stock Acquisition Date, all Rights and Second Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

     Further, in a merger, consolidation or sale or transfer of 50% or more of the consolidated assets or earning power of the Company, each Right and Second Right will be converted into the right to purchase, for the Purchase Price, that number of shares of common stock of the surviving entity or (in certain circumstances) its parent corporation, which at the time of such transaction will have a market value of approximately eight times the Purchase Price of the Right and Second Right.

     Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each one one-hundredth (1/100th) of a share of Preferred Stock will be entitled to participating dividends per one one-hundredth (1/100th) of a share equal to dividends which may from time to time be declared on a share of Common Stock. In the event of liquidation, the Preferred Stock holders will be entitled to a preferential liquidation payment. These rights are protected by customary anti-dilution provisions.

REDEMPTION OF RIGHTS

     At any time prior to the earlier to occur of (i) the tenth day after the Stock Acquisition Date, and (ii) the expiration of the Rights or the expiration of the Second Rights, as the case may be, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right and per Second Right ("Redemption Price"), or, following the Stock Acquisition date, redeem Rights and Second Rights in whole, but not in part, at the Redemption Price providing either (a) the Acquiring person reduces his ownership to less than 20% of the Common Stock, or (b) such redemption is incidental to a merger or other business combination transaction involving the Company but not involving an Acquiring Person. In addition, if an unsolicited offer is made, and the Board determines that it is fair and in the best interests of the Company and its shareholders, then, pursuant to the terms of the Rights Agreement, the Board has the authority to redeem the Rights and Second Rights and permit the offer to proceed. Upon the payment of the Redemption Price, the right to exercise any Right or any Second Right will terminate.

EXCHANGE

     At any time prior to or after the acquisition by a person or group of affiliated or associated persons of 20% or more of outstanding Common Stock (but before such persons acquire 50% or more of such stock), the Board may exchange Rights and/or Second Rights, in whole or in part, at an exchange ratio of one share of Common Stock per Right and per Second Right.


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
VOTING OR DIVIDEND RIGHTS

     Until a Right or Second Right is exercised, the holder of a Right and/or Second Right will not, by reason of being such a holder, have rights as a Company stockholder.

ADJUSTMENT/AMENDMENT

     The purchase price, manner of exercising Rights and Second Rights, number of Rights and Second Rights, terms of the Rights and Second Rights, number of one one-hundredths of a share of Preferred Stock issuable upon exercise of a Right or a Second Right, are subject to adjustment and amendment without the consent of the holders of the Rights and/or Second Rights, in any manner by the Board for business purposes, i.e., preventing dilution, adjustment in the event of a stock split, declaration of a dividend, etc., except that from and after such time as any person becomes an Acquiring Person, or after the Distribution Date, no such adjustment or amendment may adversely affect the interests of the holders of the Rights or of the Second Rights.

RIGHTS AGREEMENT

     Copies of the Rights Agreement and Restatement and any amendments thereto, as filed with the Securities and Exchange Commission, are available free of charge from the Company. This summary description of the Rights and Second
Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Restatement, as amended.

ITEM 2. EXHIBITS.
        ---------

3.1 Articles of Incorporation of Bio Recovery Technology, Inc., filed with the Nevada Secretary of State on December 11, 1981. (1)

3.2  By-Laws  of  Bio  Recovery  Technology,  Inc.  (1)

4.1  Specimen  Common  Stock  Certificate.  (2)

4.2 Rights Agreement dated as of September 30, 1996, by and between the Company and OTR, Inc., as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, the Form of Rights Certificate, and the Summary of Rights to Purchase Preferred Shares, attached thereto as Exhibits A, B and C, respectively. (3)

4.3 Amended and Restated Rights Agreement dated as of January 29, 2003, by and between the Company and OTR, Inc., as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, the Form of Rights Certificate, and the Summary of Rights to Purchase Preferred Shares, attached thereto as Exhibits A, B and C, respectively. (4)

4.4 Amendment Number One to Amended and Restated Rights Agreement dated as of September 27, 2004, by and between the Company and OTR, Inc. (5)


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_______________

(1) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1988 and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Form S-1, Amendment No. 3, effective November 13, 1990 and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Form 8-A filed with the Securities and Exchange Commission on October 7, 1996 and incorporated herein by reference.

(4) Filed as an exhibit to the Company's amended Form 8-A filed with the Securities and Exchange Commission on February 10, 2003 and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2004 and incorporated herein by reference.


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                                  EXHIBIT INDEX


Exhibit  No.  Description
------------  -----------


3.1 Articles of Incorporation of Bio Recovery Technology, Inc., filed with the Nevada Secretary of State on December 11, 1981. (1)

3.2  By-Laws  of  Bio  Recovery  Technology,  Inc.  (1)

4.1  Specimen  Common  Stock  Certificate.  (2)

4.2 Rights Agreement dated as of September 30, 1996, by and between the Company and OTR, Inc., as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, the Form of Rights Certificate, and the Summary of Rights to Purchase Preferred Shares, attached thereto as Exhibits A, B and C, respectively. (3)

4.3 Amended and Restated Rights Agreement dated as of January 29, 2003, by and between the Company and OTR, Inc., as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, the Form of Rights Certificate, and the Summary of Rights to Purchase Preferred Shares, attached thereto as Exhibits A, B and C, respectively. (4)

4.4 Amendment Number One to Amended and Restated Rights Agreement dated as of September 27, 2004, by and between the Company and OTR, Inc. (5)



(1) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1988 and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Form S-1, Amendment No. 3, effective November 13, 1990 and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Form 8-A filed with the Securities and Exchange Commission on October 7, 1996 and incorporated herein by reference.

(4) Filed as an exhibit to the Company's amended Form 8-A filed with the Securities and Exchange Commission on February 10, 2003 and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2004 and incorporated herein by reference.


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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        ELECTRONIC  CLEARING  HOUSE,  INC.
                                        (REGISTRANT)



Dated: September 30, 2004               By:   /s/ Alice Cheung
                                              -------------------
                                              Alice  Cheung
                                        Its:  Chief  Financial  Officer


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